EXHIBIT 10.10

IDO SECURITY INC.

September 16, 2013

Magdiel Rodriguez
c/o IDO Security Inc.

Re:  Employment Agreement

Dear Mr.Rodriquez:

This letter agreement (the “Letter Agreement”) constitutes an offer of employment on behalf of IDO Security Inc., a Nevada corporation (the “Company”) to the undersigned individual (the “Executive” or “Employee”).  The terms of this offer are as set forth below:

1           Position.  You shall serve as the Company’s Chief Executive Officer.  Your responsibilities in these positions shall be determined by the Company’s Board of Directors. You shall devote the whole of your time, attention and ability to the business of the Company and shall well and faithfully serve the Company and shall use his best efforts to promote the interests of the Company. You appreciate that your duties may involve significant travel from your place of employment (both within and outside the country in which that place is located), and you agree to travel as reasonably required in order to fulfill your duties

2           Compensation  In connection with your employment, the Company will pay you the following salary and other compensation:

2.1     Salary.  You will be paid a base salary at the annual rate of $100,000 (your “Base Salary”), payable in accordance with the Company’s standard payroll practices less applicable withholdings.

2.2     Other Compensation.  You will be eligible to participate in the benefit plans established for Company employees who are located in the United States, including group life, health, and dental coverage; in each case to the same extent and in the same manner as other similarly situated executives.

2.3     Right to Change Plans.  Nothing in this letter will be construed to limit, condition or otherwise encumber the Company’s right to amend, discontinue, substitute or maintain any employee benefits plan, program or perquisite.

2.4     Paid Time Off (PTO) / Paid Holidays.  You shall accrue PTO at the rate of 21 days for each calendar year, prorated as applicable for any partial calendar year and subject to the terms of the Company’s vacation policy.  PTO is meant to include all vacation, personnel and sick days.  You shall not be entitled to any additional PTO.  You shall be compensated at the usual rate of base compensation for any PTO.  You shall also be entitled to paid Company Holidays as generally given by the Company.  Company Holidays are currently defined as New Year’s Day, Memorial Day, Independence Day, Labor Day, the day before Thanksgiving Day, Thanksgiving Day and Christmas Day.

2.5     Expense Reimbursement.  You shall be entitled to reimbursement for ordinary, necessary and reasonable out-of-pocket trade or business expenses which you incur in connection with performing your duties under this Letter Agreement.  The reimbursement of all such expenses shall be made upon presentation of evidence reasonably satisfactory to the Company of the amounts and nature of such expenses and shall be subject to the reasonable approval of the Company’s executive officers or Board of Directors.

2.6     Equity in Event of Merger. Subject to your continued employment hereunder and subject further to the increase in the number of authorized and unissued shares of the Company’s common stock, immediately prior to closing of a Change of Control event, you shall be granted  3.5 million shares of common stock of the Company (“Shares”).

“Change of Control” means and includes each of the following: (i) the acquisition, in one or more transactions, of beneficial ownership by any person or entity or any group of persons or entities who constitute a group of any securities of the Company such that, as a result of such acquisition, such person, entity or group either (A) beneficially owns, directly or indirectly, more than 50% of the Company’s outstanding voting securities; or (iii) the Company merges or consolidates with another other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation.

If this Agreement is terminated by the Company other than for Cause (defined below) the Company shall issue to you the Shares upon termination and receipt of the Waiver and Release of Claims in the form attached hereto as Exhibit A.

3.           Additional Agreements; Non-compete; Non-solicitation.  As a Company Executive, you will be expected to abide by Company rules and regulations including insider trading policies and underwriter lock ups, from time to time in force which are brought to his notice.  You will be specifically required to sign an acknowledgement that you have read and understand the Company rules of conduct which will be included in a handbook which the Company will soon complete and distribute.  You will be expected to sign (if you have not already done so) and comply with the Employment, Non competition, Confidential Information and Intellectual Property Assignment Agreement attached as Exhibit B, which requires, among other things, the assignment of your rights to any intellectual property made during your association with the Company, and non-disclosure of proprietary information.

4.           At-Will Employment.  Your employment with the Company will be “at will,” meaning that either you or the Company will be entitled to terminate your employment at any time and for any reason, with or without cause.  Any contrary representations that may have been made to you are superseded by this Letter Agreement.  This is the full and complete agreement between you and the Company on this term.  Although your job duties, title, compensation and benefits, as well as the Company’s human resources policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company.

5           Termination

(a)           Death.  If your employment terminates on the date of your death, the Company will pay your Base Salary to the end of the month during which you died and other Accrued Obligations through the date of termination.

(b)           Termination for Cause.  The Company may terminate your employment at any time for Cause.  As used herein, “Cause” is defined to mean (I) you have been convicted of, or have pleaded guilty or nolo contendere to, any felony or a crime involving moral turpitude; (II) you have engaged in willful misconduct or materially failed or refused to perform the duties assigned to you (III) you have breached any terms or conditions of your agreements with the Company, and, following 10 days written notice of such conduct, have failed to cure it; or (IV) you have committed any fraud, embezzlement, misappropriation of funds, breach of fiduciary duty or other act of dishonesty against the Company.  Upon termination for Cause, the Company will pay you your (i) Base Salary accrued through the date of termination, (ii) accrued and unused vacation through the date of termination, (iii) any unreimbursed business expenses incurred through the date of termination (and otherwise payable in accordance with the Company’s expense reimbursement policy), and (iv) all benefits accrued and vested through the date of termination pursuant to the Company’s employee benefit plans in which you then participate (the “Accrued Obligations”) up to the date of the notice of termination, which date shall be for all purposes of this Letter Agreement the date of termination of your employment.  The Company will not have any other compensation obligations to you.

(c)           Termination other than Death or Cause.  The Company may terminate your employment for any reason not described in Section 5(a) or (b) above at any time by giving you written notice thereof, and the date on which you received such notice will be your date of termination. Upon such a termination, the Company’s sole obligation is to pay to you the Accrued Obligations.

(d)           Board. Notwithstanding the foregoing, the termination of your employment hereunder for any reason shall automatically be deemed as your resignation from the Board of Directors of the Company and any affiliates without any further action, except when the Board shall, in writing, request a continuation of duty as a Director in its sole discretion.

6Intentionally Deleted

7.           Outside Activities During Employment; No Conflicting Obligations.  In addition to any obligations contained in the Employment, Non competition, Confidential Information and Intellectual Property Assignment Agreement attached as Exhibit B so long as you render services to the Company, you will not assist any person or organization in competing with the Company, or in preparing to compete with the Company.  You represent and warrant to the Company that you are under no obligations or commitments, whether contractual or otherwise, that are inconsistent with his obligations under this Letter Agreement.  You  represent and warrant that you will not use or disclose, in connection with your employment with the Company, any trade secrets or other proprietary information or intellectual property in which you or any other person has any right, title or interest and that your employment will not infringe or violate the rights of any other person. You represent and warrant to the Company that you have returned all property and confidential information belonging to any prior employer.

8.           Withholding Taxes.  All forms of compensation referred to in this Letter Agreement are subject to reduction to reflect applicable withholding and payroll taxes.

9.           Entire Agreement.  This Letter Agreement and the agreements referred to in this Letter Agreement contain all of the terms of your employment with the Company and supersede any prior understandings or agreements, whether oral or written, between you and the Company.

10.         Amendment and Governing Law.  This Letter Agreement may not be amended or modified except by an express written agreement signed by you and a duly authorized officer of the Company.  The terms of this Letter Agreement and the resolution of any disputes will be governed by the laws of the State of Nevada.

This Letter Agreement shall be deemed effective when signed below.

Very truly yours,

IDO SECURITY INC.

By:	/s/ John Mitola

Name:	John Mitola

Title: Director

I have read and accept this employment offer:

/s/ Magdile Ridriguez

Dated:  September 16, 2013